Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard • Lascar Associates
Ken Dennard / ken@dennardlascar.com
Jenny Zhou / jzhou@dennardlascar.com
713-529-6600

Main Street Announces Amendment of its Credit Facility

Amendment Includes Extended Maturity and Improved Pricing

Based on Recently Announced Investment Grade Rating

HOUSTON, September 30, 2014 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today the amendment of its five-year credit facility (the “Credit Facility”). The recently closed amendment provides several benefits to Main Street, including (i) an expansion of the total commitments under the facility by $20.0 million, to a total of $522.5 million, (ii) an extension of the final maturity by one year to September 2019, with the facility available on a fully revolving basis for the entire five-year term and (iii) reduced interest rate pricing so long as Main Street maintains an investment grade rating.  Borrowings under the amended Credit Facility bear interest, subject to Main Street’s election, on a per annum basis equal to (i) the applicable LIBOR rate plus 2.00% or (ii) the applicable base rate plus 1.00% so long as Main Street maintains an investment grade rating, and 0.25% higher in each case otherwise.  The amended Credit Facility also contains an upsized accordion feature that allows for an increase in total commitments under the facility to up to $650.0 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments.  In addition to the extended maturity, Main Street continues to maintain two, one-year extension options under the amended Credit Facility which could extend the final maturity of the Credit Facility for up to two additional years.  Main Street currently has $281.0 million of outstanding debt under the Credit Facility.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.” In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

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